[ON ASSIGNMENT, INC. LETTERHEAD]

For Release
June 27, 2001
at 10:00 a.m. PDT

On Assignment, Inc. Announces Selection of Joe Peterson, M.D. to Succeed
H. Tom Buelter as Chief Executive Officer

Calabasas, CA, June 27, 2001—On Assignment, Inc. (Nasdaq: ASGN) announced today the completion of its search for a chief executive officer to succeed H. Tom Buelter who earlier this year stated his intention to retire. Joe Peterson, M.D. will join the Company in July to become Chief Executive Officer of On Assignment after a short transitional period. H. Tom Buelter will remain as Chief Executive Officer during the transitional period, and thereafter will continue to serve as Chairman of the Board.

“We are truly fortunate to have found an individual with an excellent track record of entrepreneurial success, who also understands, respects, and has thoroughly embraced our service model and organization,” commented H. Tom Buelter, Chairman and Chief Executive Officer. “Joe’s background along with his domestic and international experience in science and healthcare align very well with On Assignment’s current business and targeted growth opportunities. His unconventional approach to identifying market opportunities and creating profitable business models reflects a broad understanding of healthcare delivery systems, patients’ and third party-payers’ needs, human resources, and building enterprise value, all issues that drive On Assignment’s mission.”

Dr. Peterson, 40, founded and headed three innovative customer service and healthcare-related service firms over the past nine years, each of which was successfully built and sold to larger companies. All featured a highly productive centralized support services delivery model. Before that, after completing residency in emergency medicine at University of Pittsburgh, Dr. Peterson joined World Access, Inc., a subsidiary of Blue Cross & Blue Shield that provided international emergency medical services around the clock, initially as medical director and later as chief operating officer. He holds an M.D. from the University of Michigan Medical School and a B.A., also from the University of Michigan, in Biomedical Science.

Mr. Buelter concluded, “Our Board, and those at On Assignment who have met Joe Peterson, share my enthusiasm that he is the right person to lead our company and its dynamic and successful management team, account managers and operations support personnel. He will champion our existing operating model, central to our success over the years and still at the core of our growth strategy, as well as continuously improve and adapt our organization and service delivery system to take advantage of future business development opportunities.”

On Assignment, Inc., through its Lab Support and Healthcare Staffing segments is a leading provider of temporary professionals to the scientific and healthcare industries. As of March 31, 2001 On Assignment’s branch network encompassed 182 branches in 87 operational markets across the United States, Canada, United Kingdom, The Netherlands, Belgium, Switzerland and Ireland. On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Mr. Ronald W. Rudolph
Executive Vice President, Finance and Chief Financial Officer
(818) 878-7900

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